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                                                                    EXHIBIT 23.2

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement on
Form S-8 (No. 333-   ) of People's Bancshares, Inc. (Holding Company for
People's Savings Bank of Brockton) of our report dated February 20, 1996, appearing in the People's Bancshares, Inc. Annual Report on Form 10-K for the year ended December 31, 1995 as filed with the Securities and Exchange Commission on March 28, 1996. We also consent to the incorporation by reference of our reports dated January 26, 1995, appearing in the People's Savings Bank of Brockton Annual Report on Form F-2 for the year ended December 31, 1994, which is included in People's Bancshares, Inc. current report on Form 8-K filed with the Securities and Exchange Commission on February 8, 1996.

/s/ Wolf & Company, P.C.

WOLF & COMPANY, P.C.

Boston, Massachusetts
December 4, 1996